SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2005

VCampus Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission File Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (703) 893-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective on December 30, 2005, VCampus Corporation entered into an employment agreement with Narasimhan P. Kannan, its Chairman, President and Chief Executive Officer, to extend the term of his employment through December 31, 2006.  Mr. Kannan’s prior employment agreement expired by its terms in June 2005.  Under the new agreement, a copy of which is attached hereto as Exhibit 10.103, Mr. Kannan will continue in his capacity as the company’s President and Chief Executive Officer.  The agreement is subject to automatic one-year renewals unless sooner terminated upon notice duly given.

Mr. Kannan’s compensation package was approved by the company’s compensation committee, comprised entirely of independent directors.  Mr. Kannan’s base annual salary remains unchanged under the new agreement.  Mr. Kannan will be eligible for a base performance bonus equal to approximately 45% of his annual base salary (or $127,272) based on the company’s achievement of 100% of revenue milestones determined by the compensation committee.  In addition, he is eligible for 50% of such performance bonus (or $63,636) for achieving 90% of the revenue milestone and up to 150% of such bonus for achieving 120% or more of the revenue milestone.  He is entitled to no performance bonus for achieving less than 90% of the revenue milestone.  Mr. Kannan’s maximum annual performance bonus under the agreement for 2006 is $190,908 (equal to 150% of the baseline performance bonus).

In the event Mr. Kannan is terminated without cause or resigns for good reason (including a change of control), VCampus is obligated under his employment agreement to continue paying him his base salary for six months as severance.

Effective on January 6, 2006, VCampus amended the employment agreement with Christopher L. Nelson, its Chief Financial Officer, to provide the terms of his potential performance bonus for 2006.  Mr. Nelson’s employment agreement, which automatically renewed in May 2005, is subject to automatic renewal in May of each year, unless sooner terminated upon notice duly given.  A copy of the amendment is attached hereto as Exhibit 10.104.

Mr. Nelson’s compensation package was approved by the company’s compensation committee, comprised entirely of independent directors.  Mr. Nelson will be eligible for a total potential base bonus equal to approximately 45% of his annual base salary (or $100,000), 50% of which is based on the compensation committee’s subjective determination of his performance and the remaining 50% of which is based on the company’s achievement of 100% of revenue milestones determined by the compensation committee.  In addition, he is eligible for 50% of such performance bonus (or $25,000) for achieving 90% of the revenue milestone and up to 150% of such bonus (or $75,000) for achieving 120% or more of the revenue milestone.  He is entitled to no objective performance bonus for achieving less than 90% of the revenue milestone, although he would still be eligible for up to $50,000 for the subjective component of his bonus.  Mr. Nelson’s maximum annual total bonus under the agreement for 2006 is $125,000.

Item 3.01.  Notice of Failure to Satisfy a Continued Listing Rule or Standard.

NASDAQ APPROVES VCAMPUS’ COMPLIANCE PLAN AND GRANTS
EXTENSION FOR VCAMPUS TO REGAIN COMPLIANCE WITH THE
MINIMUM STOCKHOLDERS’ EQUITY REQUIREMENTS

Nasdaq also determines that VCampus’ recent financing
complies with Nasdaq’s shareholder approval rules

Minimum Stockholders’ Equity Test

Nasdaq Grants Extension

VCampus Corporation (“VCampus”)(NASDAQ:  VCMP) today announced that Nasdaq has approved VCampus’ definitive plan evidencing its ability to achieve and sustain compliance with Nasdaq’s minimum stockholders’ equity rule.  Accordingly, the Nasdaq’s staff has determined to grant VCampus an extension of time to further demonstrate compliance with the rule.  Under the terms of the extension, VCampus must furnish to the SEC and Nasdaq, on or before January 12, 2006, a publicly available report providing specified disclosures and affirmations.  VCampus intends for the disclosures set forth in this report to satisfy Nasdaq’s extension requirements.

Prior Deficiency Notice

VCampus publicly announced on November 23, 2005 that it had received a notice on November 17, 2005 from the Nasdaq Stock Market indicating VCampus was not in compliance with Nasdaq’s requirements for continued listing because VCampus did not have:  (i) a minimum of $2,500,000 in stockholders’ equity as of September 30, 2005; (ii) at least $35,000,000 market value of listed securities, or (iii) at least $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.  Nasdaq requires compliance with one of the foregoing criteria for continued inclusion under Nasdaq Marketplace Rule 4310(c)(2)(B).  Nasdaq stated in its notice that it was reviewing VCampus’ eligibility for continued listing on the Nasdaq Capital Market.

Company Submits Compliance Plan

In order to facilitate the review, VCampus provided Nasdaq with a specific plan on how it intends to achieve and sustain compliance with the Nasdaq Capital Market listing requirements.  VCampus’ compliance plan included the completion in December 2005 of a $2.3 million equity private placement through an offering of a newly-created class of Series A-1 Preferred Stock.  In connection therewith, VCampus filed a Form 8-K on December 14, 2005 showing stockholders’ equity of approximately $3.95 million.

December 2005 Equity Financing

The following describes the transaction that enabled VCampus to satisfy the stockholders’ equity requirement for continued listing:

On December 8, 2005, VCampus completed a $2.3 million private equity placement through an offering of a newly-created class of Series A-1 Preferred Stock, together with warrants, to a group of accredited investors.  VCampus sold a total of 2,300 shares of its Series A-1 Preferred Stock at $1,000 per share for total gross proceeds of $2.3 million.  The shares of Series A-1 Preferred Stock are initially convertible into common stock at a conversion price of $1.67 per share.  The conversion price is subject to a price reset on March 31, 2006 to equal $0.61 per share (note that prior to modifying the conversion price in January 2006 to comply with Nasdaq rules, the reset price was initially $0.50 based on the average of the closing sale price of the common stock for the five trading days prior to closing) in the event that before March 31, 2006 the common stock does not trade at or above $6.00 per share for at least ten consecutive trading days after the shares of common stock issued or issuable in the financing have been registered for resale under a registration statement declared effective by the SEC.

VCampus also issued warrants in the financing to purchase 1,032,929 shares of common stock at an exercise price per share equal to the then applicable conversion price of the Series A-1 Preferred Stock.  The exercise price of the warrants and the number of shares issuable thereunder are subject to adjustment upon any change to the conversion price of the Series A-1 Preferred Stock.  The Series A-1 Preferred Stock and the related warrants issued in this financing have price-based antidilution protection, but VCampus may not issue securities at a dilutive price that would trigger such protection unless and until shareholder approval is obtained for the financing.  VCampus intends to solicit shareholder approval for the financing at its next annual meeting of shareholders.

The shares of Series A-1 Preferred Stock are entitled to receive quarterly cash dividends at an annual rate of 10% and are redeemable by VCampus, at any time after effectiveness of the registration statement, for 120% of the original purchase price.  None of the Series A-1 investors may hold more than 4.99% of VCampus’ outstanding shares of common stock at any given time, subject to waiver of that limitation by the Series A-1 investor upon 75 days’ notice.

VCampus is obligated to pay to the finder for the financing a cash fee equal to 8.0% of the gross proceeds from covered investors, plus a fee of 2.0% of such amount paid in shares of Series A-1 Preferred Stock, together with a warrant, with the same terms as the investors, to purchase 75,450 shares of common stock.

VCampus agreed to register the resale of shares of its common stock issuable to the investors and finders upon conversion of the preferred stock and exercise of the warrants issued in the private placement.

The foregoing descriptions of the terms relating to the issuance and sale of VCampus’ Series A-1 Preferred Stock and the related warrants are not complete and are qualified in their entirety by reference to the form of Subscription Agreement, form of Warrant, the Registration Rights Agreement and the Certificate of Designation of the Series A-1 Convertible Preferred Stock, copies of which were filed as exhibits with the Current Report on Form 8-K on December 14, 2005 and are incorporated herein by reference.

Affirmative Statement of Compliance

As of the date of this report, VCampus believes that it has regained compliance with the stockholders’ equity requirement based on completion of the December 2005 equity financing described above.  Nasdaq will continue to monitor VCampus’ ongoing compliance with the stockholders’ equity requirement and, if VCampus does not evidence compliance at the time of its next periodic report, it may then be subject to delisting.

Nasdaq Shareholder Approval Requirements

By letter dated January 5, 2006, Nasdaq notified VCampus that it has determined that VCampus has regained compliance with Nasdaq rules relating to its Listing of Additional Shares (“LAS”) and shareholder approval requirements arising out of VCampus’ December 2005 financing.

As a result of Nasdaq’s customary review of VCampus’ LAS notification form for the shares issued in the December 2005 financing, Nasdaq verbally notified the Company that it believed the transaction was not fully compliant with Nasdaq’s LAS and shareholder approval requirements as set forth in Marketplace Rules 4310(c)(17) and 4350(i)(l)(D), respectively.  Specifically, Nasdaq determined that the $0.50 conversion price was not “at market” for purposes of the Nasdaq rules.  In response, VCampus solicited and received approval from the investors for an amendment to the Series A-1 Certificate of Designation to increase the conversion price from $0.50 to $0.61 per share, which Nasdaq has confirmed constitutes “market” price for purposes of the Nasdaq shareholder approval rules.  VCampus submitted documentation to Nasdaq evidencing these actions.  Subject to public disclosure of the matters discussed herein, Nasdaq has determined that the matter is now closed.

Item 5.03  Amendments to Certificate of Incorporation.

On December 27, 2005 and January 4, 2006, VCampus filed amendments to its Series A-1 Certificate of Designations to increase the reset conversion price applicable to its Series A-1 Convertible Preferred Stock from $0.50 to $0.61.  The conversion price is subject to reversion back to $0.50 per share in the event the stockholders of VCampus approve the Series A-1 financing and the full issuance of shares in connection therewith.

Item 9.01.    Financial Statements and Exhibits.

(c)                                  Exhibits

10.103	Employment Agreement with Narasimhan P. Kannan dated December 30, 2005.

10.104	Amendment No. 3 to Employment Agreement with Christopher L. Nelson dated January 6, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VCAMPUS CORPORATION

Date: January 6, 2006
/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer